EXHIBIT 3
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                    Tax Cooperation Agreement
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                    TAX COOPERATION AGREEMENT


      This TAX COOPERATION AGREEMENT is entered into as of July 19, 1996, between Noranda Inc. ("Holder") and Battle
Mountain Gold Company ("BMG").

     WHEREAS Hemlo Gold Mines Inc. ("Hemlo") and BMG have entered into a Combination Agreement, dated as of March 11, 1996 (the "Combination Agreement"), pursuant to which Holder will acquire Exchangeable Shares (as defined in the Combination Agreement), which shares are exchangeable into shares of BMG Common Stock (as defined in the Combination Agreement);

     WHEREAS BMG is a United States corporation, a portion of the assets of which constitute United States real property interests within the meaning of Section 897 of Internal Revenue Code of 1986, as amended (the "Code");

      WHEREAS Holder desires to be informed of circumstances that could result in BMG becoming a "United States real property holding corporation" within the meaning of Section 897 of the Code (a "USRPHC") and BMG desires to accommodate such desire and both parties desire to cooperate with respect to certain filings which are required or may be permitted under the Code with respect to USRPHCs;

      NOW, THEREFORE in consideration of the premises and other good and sufficient consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


           1. Cooperation. Subject to Section 5 below, BMG shall cooperate fully with Holder in providing Holder with data and information requested by Holder from time to time to enable Holder to determine whether BMG is or may become a USRPHC.

           2. Prior Notice of Certain Transactions or Events. Subject to Section 5 below, BMG shall promptly inform Holder of any anticipated transaction, event, or any other information of which BMG is aware which in BMG's good faith judgment could reasonably be expected to cause BMG to be treated as or become a USRPHC.

           3. Consultation. If a tax cooperation agreement is entered into with only one Holder, BMG shall consult with that Holder before choosing any method of determining determination dates (as defined in the Treasury Regulations under Section 897 of the Code) and shall agree to utilize whichever of the methods provided in such regulations as that Holder may request. If tax cooperation agreements are entered into with more than one person, BMG shall choose the method which minimizes the chance of its becoming a USRPHC, after consultation with all such persons.

           4.    Certain  Calculations.  At any time that  Holder
     wishes  to  dispose  of Exchangeable Shares  or  BMG  Common
     Stock, BMG shall, upon Holder's request, provide to Holder the statement described in Treasury Regulation Section 1.897-2(h)(1)(i) and shall otherwise comply with the provisions of
     Treasury   Regulation  Section  1.897-2(h)  as  if  Treasury
     Regulation Section 1.897-2(h)(3) were not contained therein. For this purpose, the parties confirm their view that, under present law, BMG will, after the Effective Time (as defined in the Combination Agreement), own a controlling interest in Hemlo, within the meaning of Code Section 897(c)(5) and Treasury Regulation Section 1.897-2(e)(3), by virtue of Code
     Section   318(a)(4),  without  regard  to  the   number   of
     Exchangeable Shares which, from time to time, have been exchanged for BMG Common Stock.

            5. Obligations Limited by Securities Laws. Notwithstanding anything to the contrary in Section 1 or 2 hereof, BMG shall have no obligation to disclose any information to Holder pursuant to this Agreement if and to the extent that BMG determines, in its reasonable good faith judgment after consultation with legal counsel, that such disclosure would constitute a violation of any federal, state or provincial securities law. Holder hereby acknowledges that it is aware that if Holder receives material non-public information pursuant to this Agreement, then federal, state or provincial securities laws may restrict Holder from purchasing or selling securities of BMG or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance on such information.

           6. Notices. Any notice, request, instruction or other document to be given hereunder by either party hereto to the other party shall be in writing and delivered personally, by telecopy (with confirmation sent within three business days by overnight courier or certified mail, postage prepaid), overnight courier, or certified mail, postage prepaid to:

               if to Holder:

               Noranda Inc.
               181 Bay Street, Suite 4100
               P.O. Box 755, BCE Place
               Toronto, Ontario
               Canada  M5J 2T3
               Attention:  General Counsel
               Telecopier:  (416) 982-7490

               and if to BMG:

               Battle Mountain Gold Company
               333 Clay Street
               42nd Floor
               Houston, Texas  77022-4103
               Attention:  General Counsel
               Telecopier:  (713) 650-3636

     or at such other address for a party as shall be specified by like notice. Any notice that is delivered in the manner provided above shall be deemed to have been given upon actual receipt by the party to whom it is directed (evidenced, in the case of telecopy, by the receipt of the correct answerback).

           7. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, and (b) to execute and deliver to each other such other documents, in each case, as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

            8. Information Concerning Ownership by Holder. Holder agrees to furnish to BMG at any time and from time to time such information concerning the ownership by Holder of Exchangeable Shares and shares of BMG Common Stock as BMG may request in writing, including information necessary to calculate the ownership by Holder of Exchangeable Shares and BMG Common Stock for purposes of Section 9 hereof and for any purpose relevant under the Plan of Arrangement (including the Exchangeable Share Provisions set forth therein) and the Voting, Support and Exchange Trust Agreement. Such information shall be provided as soon as reasonably practicable following receipt of such request. If Holder fails to provide any such information within thirty days after such a written request by BMG, BMG may assume for all purposes, including those just described, that such Holder no longer owns any Exchangeable Shares or shares of BMG Common Stock, other than that number of Exchangeable Shares or shares of BMG Common Stock, as the case may be, reported as owned by such Holder in any filing pursuant to applicable United States or Canadian provincial securities laws. Holder agrees to notify BMG if Holder ceases to own a number of the Exchangeable Shares which the Holder acquired in the Arrangement in excess of, or equal to, the Minimum Number (as defined in the Combination Agreement). For all purposes of this Agreement
     (1) ownership shall mean beneficial ownership within the contemplation of section 897 of the Code and (2) the constructive ownership rules of section 897(c)(6)(C) of the Code shall apply, except that the Holder shall not be deemed to own Exchangeable Shares by virtue of owning BMG Common Stock.

           9. Termination. This Agreement shall terminate and be of no further force and effect one year following the date on which the number of (1) the Exchangeable Shares acquired by Holder in the Arrangement (as defined in the Combination Agreement) plus (2) the shares of BMG Common Stock which Holder has received in exchange for Exchangeable Shares acquired by Holder in the Arrangement which, in each case, Holder continues to have ownership of, does not exceed the Minimum Number.

          10.  Exercise of Retraction Right.  No later than seven
     (7) days prior to the date on which Holder intends to deliver a Retraction Request (as defined in the Exchangeable Share Provisions attached as Exhibit A to the Plan of Arrangement entered into pursuant to the Combination Agreement), Holder shall provide BMG with written notice (a "Holder Notice") of its intention to deliver such Retraction Request, together with a statement updating to the date of such notice the most recent information provided by Holder to BMG pursuant to Section 8 hereof. Within seven (7) days from the date of the Holder Notice, BMG shall notify Holder in writing as to whether or not it intends to exercise its Retraction Call Right (as defined in the Exchangeable Share Provisions) (a "BMG Notice"). If the BMG Notice indicates that BMG intends to exercise its Retraction Call Right, the BMG Notice shall be accompanied by the Officer's Certificate (and, if applicable, the opinion of counsel) provided for in the Exchangeable Share Provisions. Notwithstanding the foregoing in this Section 10, Holder shall be entitled to deliver a Retraction Request without first providing BMG with a Holder Notice if at the time that Holder delivers the Retraction Request, Holder provides BMG with a written waiver of the limitation on BMG's right to exercise its Retraction Call Right set forth in Section 6.3 of the Exchangeable Share Provisions.

          11. Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

           12. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

           13. Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

           14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          15. Governing Law. This Agreement will be governed by and construed under the laws of New York without regard to its principles pertaining to conflict of laws.

      IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written:

                              NORANDA INC.


                              By:  /s/George M. Penna
                                   ------------------------------
                                   Name:  George M. Penna
                                   Title: Vice President,
                                          Taxation


                              BATTLE MOUNTAIN GOLD COMPANY


                              By:  /s/R. D. O'Connell
                                   ------------------------------
                                   Name:  R. D. O'Connell
                                   Title: Vice President